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                   ADDENDUM TO PORTFOLIO MANAGEMENT AGREEMENT


                       PIMCO Advisors Fund Management LLC
                           1345 Avenue of the Americas
                            New York, New York 10105

                                 April __, 2004


Pacific Investment Management Company LLC
840 Newport Center Drive
Newport Beach, California 92660

         RE:      FISH: Series R


Ladies and Gentlemen:

This will confirm the agreement between PIMCO Advisors Fund Management LLC (the "Adviser") and Pacific Investment Management Company LLC (the "Portfolio Manager") as follows:

         1. Fixed Income SHares ("FISH" or the "Trust") is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. FISH: Series R (the "New Fund") is a separate investment portfolio of the Trust.

         2. The Adviser and the Portfolio Manager have entered into a Novation Agreement dated February 26, 2002 (the "Novation"), pursuant to which the Adviser agreed to assume the duties of Allianz Dresdner Asset Management of America L.P. (the "Prior Adviser") under a Portfolio Management Agreement between the Prior Adviser and the Portfolio Manager dated March 15, 2000 (as novated and as further amended from time to time, the "Agreement"), to provide investment advisory and other services specified in the Agreement to specified series of the Trust, and the Portfolio Manager has accepted such employment.

         3. As provided in paragraph 1 of the Agreement, the Adviser hereby appoints the Portfolio Manager to serve as Portfolio Manager with respect to the New Fund, and the Portfolio Manager accepts such appointment, the terms and conditions of such employment to be governed by the Agreement, which is hereby incorporated herein by reference.

         4. The Portfolio Manager shall receive no investment advisory or other fee from the Trust for the services provided on behalf of the New Fund under this Addendum or the Agreement.


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         5. This Addendum and the Agreement shall take effect with respect to the New Fund as of the date hereof, and shall remain in effect, unless sooner terminated as provided in the Agreement and herein, with respect to the New Fund for a period of two years following such effective date. This Addendum and the Agreement shall continue thereafter on an annual basis with respect to the New Fund provided that such annual continuance is specifically approved at least annually (a) by vote of a majority of the Board of Trustees of the Trust, or (b) by vote of a majority of the outstanding voting securities (as such term is defined in the Investment Company Act of 1940 and the rules and regulations thereunder, as amended from time to time (the "1940 Act')) of the New Fund, and provided that such continuance is also approved by vote of a majority of the Board of Trustees of the Trust who are not parties to this Addendum or the Agreement or "interested persons" (as such term is defined in the 1940 Act) of the Trust, the Adviser, or the Portfolio Manager, cast in person at a meeting called for the purpose of voting on such approval. This Addendum and the Agreement may not be materially amended with respect to the New Fund without (a) a majority vote of the outstanding voting securities (as such term is defined in the 1940 Act) of the New Fund, except to the extent permitted by any exemption or exemptions that may be granted upon application to the Securities and Exchange Commission (the "SEC") or by any applicable SEC rule, and (b) the prior written consent of the Portfolio Manager and the Adviser.

         This Addendum and the Agreement may be terminated:

                  (a) by the Trust at any time with respect to the services provided by the Portfolio Manager, without the payment of any penalty, by vote of (1) a majority of the Board of Trustees of the Trust, (2) a majority of the Trustees of the Trust who are not parties to this Addendum or the Agreement or "interested persons" (as such term is defined in the 1940 Act) of the Trust, the Adviser or the Portfolio Manager, or (3) a majority of the outstanding voting shares of the New Fund, on 60 days' written notice to the Portfolio Manager;

                  (b) by the Portfolio Manager at any time, without the payment of any penalty, upon 60 days' written notice to the Adviser; or

                  (c) by the Adviser at any time, without the payment of any penalty, upon 60 days' written notice to the Portfolio Manager.

         However, any approval of this Addendum and the Agreement by the holders of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the New Fund shall be effective to continue this Addendum and the Agreement with respect to the New Fund notwithstanding (a) that this Addendum and the Agreement have not been approved by the holders of a majority of the outstanding shares of any other investment portfolio of the Trust or (b) that this Addendum and the Agreement have not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. This Addendum and the Agreement will terminate automatically with respect to the services provided by the Portfolio Manager in the event of its assignment, as that term in defined in the 1940 Act, by the Portfolio Manager.



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         If the foregoing correctly sets forth the agreement between the Adviser and the Portfolio Manager, please so indicate by signing and returning to the Advisor the enclosed copy hereof.

                                          Very truly yours,

                                          PIMCO Advisors Fund Management LLC



                                           By:
                                              ----------------------------------
                                              Title:



ACCEPTED:

Pacific Investment Management Company LLC



By:
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   Title:










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